Exhibit 10.2

USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355

March 22, 2019

Mr. Michael K. Lawlor
131 Lisa Drive
Paoli, PA 19031

Re:	Separation Agreement, General Release and Consulting Services Agreement

Dear Mike:

This letter agreement sets forth the terms of your separation of employment from USA Technologies, Inc. (the “Company"), effective  March 22, 2019 (the “Separation Date”), and the scope of consulting services to be provided by you to the Company (the “Consulting Services”). Provided that you sign this Separation Agreement, General Release and Consulting Services Agreement (“the Agreement”), regardless whether you revoke it, the Company considers you to have terminated your employment with the Company and you will be paid your wages through the Separation Date in the next regular payday after today.

The terms and conditions of your separation from employment are as follows:

1.
Termination of Employment. You agree that your separation shall be effective as of the Separation Date and, as of such date, you shall voluntarily resign from and cease to be employed by the Company and each and every subsidiary or affiliate of the Company in all capacities. You have executed and delivered to the Company the Resignation Letter annexed hereto as Exhibit “A” to the Agreement.

2.	Payments. In consideration for your general release set forth below in Paragraph 7 and the terms of the Agreement, the Company agrees to make the following payments to you:

a.          Payout of  Wages and Fiscal Year 2019 LTI and STI. Upon the expiration of the revocation period described in Paragraph 27, the Company will pay to you the following amounts payable in equal monthly payments through December 2019: (i) payment of your current base salary through December 31, 2019; (ii) a cash payment equal to the value of your prorated Fiscal Year 2019 Long-Term Stock Incentive Plan bonus (“2019 LTI”) ($183,000); and (iii) a cash payment of your prorated Fiscal Year 2019 Short-Term Incentive Plan bonus (“2019 STI”) ($73,000). These payments will be made less withholding of taxes and other deductions required by law. Should you not sign the Agreement within sufficient time (including the revocation period provided for in Paragraph 27) for the Company to make the first payment by March 31, 2019, then the first monthly payment will be made to you as soon as practicable following the revocation period provided for in Paragraph 27.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

b.         COBRA. If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premium directly or reimburse you through September 2020 for both the employer and employee portions of the COBRA premium payments for you and your eligible dependents under the Company’s group medical and dental insurance plans. However, you will discontinue the COBRA coverage if you become employed with another employer who provides comparable health and dental coverage.

c.          Stock Option Award.  In full payment and in exchange for the Incentive Stock Option Agreements dated April 8, 2015 and January 12, 2016 (the “Stock Option Agreements”), which provide for options to purchase up to 100,000 shares of common stock of the Company, the Company will pay you One Hundred Nineteen Thousand  Seven Hundred Fifty Dollars ($119,750) (the “Option Cancellation Payment”) within sixty (60) days following the Separation Date. In exchange for the Option Cancellation Payment, you agree that you shall have no further rights whatsoever under the Stock Option Agreements and shall acknowledge the same upon request of the Company. The Option Cancellation Payment is based on the closing price of the shares on March 4, 2019 of $4.09 per share and represents the net value of the Stock Option Awards as of such date. The Stock Option Agreements provide that you are required to exercise those options within ninety (90) days of the Separation Date. You acknowledge that because the Company is not current in its periodic filings under Section 13 of the Securities Exchange Act of 1934, you would not be able to exercise these options until the Company would become compliant with its obligations thereunder and eligible to use a Form S-8 registration statement under the Securities Act of 1933.

d.          Fiscal Year 2017 LTI. On June 30, 2019, and regardless of your not being employed by the Company on such date, the remaining tranche of 14,376 shares of common stock previously issued to you under the Fiscal Year 2017 Long Term Stock Incentive Plan (the “2017 LTI  Stock Plan”) and which are currently being held in escrow would become vested. The shares shall nevertheless continue to be held in escrow and shall be subject to cancellation as provided in subparagraph e.(iii) below. The shares shall be delivered to you by the Company promptly after it is determined by the Company that such shares shall not be canceled pursuant to subparagraph e.(iii) below.

e.          Fiscal Year 2018 STI and LTI.

i.          Subject to the terms of the Company’s Fiscal Year 2018 Long-Term Stock Incentive Plan (the “2018 LTI Stock Plan”), and subject to Sub-paragraph iii hereof, the Company will issue to you the number of shares of common stock which may be earned by you under the 2018 LTI Stock Plan. Any and all stock awards to be issued to you under the 2018 LTI Stock Plan would be issued to you subject to the same conditions (except requirements of continued employment) as any stock awards to be issued to the other executive officers pursuant to the 2018 LTI Stock Plan, except that all  shares to be awarded to you under the 2018 LTI Stock Plan shall be fully vested and issued to you at the time that the first installment of shares is issued to the other executive officers.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.
ii.         Subject to the terms of the Company’s Fiscal Year 2018 Short-Term Cash Incentive Plan (the “2018 STI Plan”), except requirements of continued employment, if any,  and subject to Sub-paragraph iii hereof, the Company will pay to you the cash bonus which may be earned by you under the 2018 STI Plan. The bonus would be paid to you at the same time as the bonus would be paid to the other executive officers pursuant to the 2018 STI Plan.

iii.        Notwithstanding the foregoing, the stock and cash bonuses to be earned by you under the 2018 STI Plan and the 2018 LTI Stock Plan shall be reduced by any overpayment of the $38,891 cash bonus received by you under the 2017 Short Term Incentive Bonus Plan and the 43,128 shares of  stock with a value of $224,265 (determined as of June 30, 2017) awarded to you under the 2017 LTI Stock Plan as well as any other overpayment whatsoever that you may have previously received under any other incentive compensation plan of the Company due to, as a result of, or related to the findings of the Audit Committee’s internal investigation (the “Overpayment”). If the stock and cash bonuses to be earned by you under the 2018 STI Plan and the 2018 LTI Stock Plan would not be sufficient for the Company to recover the Overpayment from you, then the Company shall be entitled to cancel the appropriate number of shares which would otherwise be delivered to you pursuant to subparagraph d. hereof. For purposes of any such cancelation, the shares shall be valued at the closing price of the shares on the vesting date of June 30, 2019. The Company shall provide to you a calculation of the Overpayment.

Except for the payments, benefits and stock listed in this Paragraph 2, and as otherwise set forth elsewhere in this Agreement, you acknowledge that you are not entitled to any other payments, benefits, stock or compensation in any form from the Company, including but not limited to, any payments, benefits, stock and compensation pursuant to your Employment Agreement with the Company dated June 7, 2010 or the First or Second Amendment thereto (hereinafter collectively “Employment Agreement”).

3.
Consulting Services. You will provide Consulting Services to the Company for a period of six (6) months after the Separation Date, i.e. ending September 22, 2019, provided you adequately perform these services. The scope of the Consulting Services is to assist the Company with the transition of major industry contracts and establishment of hub office locations. You will be under the direction and supervision of the Company‘s Chief Operating Officer or in his or her absence, another designee of the Company. You will be paid One Hundred Fifty Thousand Dollars ($150,000) for your Consulting Services, to be paid in six (6) equal monthly installments of Twenty-five Thousand Dollars ($25,000), to be paid on or before the last day of each month starting with March 2019. However, if the revocation period provided for in Paragraph 27 has not passed by March 31, 2019, then the Company will make the first monthly payment provided for in this paragraph as soon as practicable after the expiration of the revocation period. You will provide forty (40) hours per week of your time to the Company for Consulting Services during this six (6) month period. During this six month consulting period, you will be an independent contractor to the Company and you are not entitled to any benefits other than what is otherwise provided for in the Agreement. Provided the Company pre-authorizes reasonable and necessary expenses (such as travel, hotel, etc.) related to the performance of these services which you incur on behalf of the Company, you shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for these expenses. During the Consulting Period, you would be permitted to work for others, provided that you provide advance notice thereof to the Company, and provided that such work does not interfere with your performance of the Consulting Services, and provided that any such work shall be expressly subject to the restrictions and other terms of this Agreement, including those set forth in Paragraph 6 hereof.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

4.
No Other Payments, Benefits or Stock.  After the Separation Date, you have relinquished any right to receive, and you will not receive, any attorney’s fees, base salary, annual or other bonus, any further Company stock, life insurance coverage, long-term disability coverage, supplemental disability coverage, automobile allowance, 401(k) plan contributions or paid vacation and holidays compensation.  The only payments, benefits and stock you shall receive from the Company are those set forth in Paragraphs 2 and 3.

5.
Tax Obligations.  You have agreed that the Company may deduct from the payments to be made to you pursuant to Paragraphs 2 and 3 any and all required income and payroll taxes which it has customarily withheld from you prior to the Separation Date. Any and all income and payroll tax withholding obligations of the Company in connection with the shares of the Company’s common stock to be issued or delivered to you pursuant to the Agreement shall be paid by you either through cancellation of the appropriate amounts of the shares of the Company’s common stock or your cash payment to the Company at the time of and as a condition to the issuance or delivery of any such shares by the Company.

6.
Continuing Obligations and Extension of Certain Terms of your Employment Agreement. You agree to be bound by the Company’s Code of Business Conduct and Ethics, and Blackout Period and Notification Policy, all of which shall remain in full force and effect as to you subsequent to the Separation Date. You agree to continue to be bound by the provisions in Sections 5, 6 and 7 of the Employment Agreement (Business Secrets and Non-Solicitation, Restrictive Covenant, and Remedies). In consideration for the Company’s undertaking set forth above in Paragraphs 2 and 3, you agree, intending to be legally bound, to extend the restrictions of Sections 5(b) and (e) and Section 6 of the Employment Agreement, and you agree to be bound by Sections 5(b) and (e) and Section 6 in the Employment Agreement, for eighteen (18) months from the Separation Date. Except to the extent expressly preserved herein, the provisions of the Employment Agreement are no longer binding on the Company and are hereby deemed null and void subsequent to the date hereof.

7.	Mutual Release.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

a.          By You.  In consideration for the Company's undertaking set forth above in Paragraphs 2 and 3, you agree, intending to be legally bound, to voluntarily and forever release and discharge each of the Company, as well as its respective officers, employees, and agents, and their respective subsidiaries, heirs, personal representatives, successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "Claims"), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees (or any of them) arising at any time heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation:

i. any and all claims related in any way to your employment with the Company and the termination of your employment with the Company;

ii. any and all rights, interests, and claims under the Company’s policies, procedures, manuals and handbooks;

iii. any and all claims for wages and benefits (including without limitation salary, vacation pay, severance pay, expenses, incentive pay, disability pay, pay differential, pay continuation, health and welfare benefits and bonuses);

iv. any and all claims under state, federal or municipal or local law, including but not limited to the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Wage and Hour Law, the U.S. Fair Labor Standards Act, the Federal Equal Pay Act, the Uniform Services Employment and Reemployment Rights Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and all claims for retaliation thereunder;

v. any and all claims for alleged discrimination or harassment on the basis of age, race, religion, sex, national origin, color, creed, citizenship, sexual orientation and/or disability, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under common law, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Americans with Disabilities Act, the Pennsylvania Human Relations Act, the Uniform Services Employment and Reemployment Rights Act,  the National Labor Relations Act, and all claims for retaliation thereunder;

vi. any and all claims under any federal or state statute relating to employee benefits or pensions, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”);

vii. any and all claims under the Family and Medical Leave Act of 1993, as amended, and/or any other similar state or local laws;

viii. any and all claims under the Worker Adjustment and Retraining Notification Act and/or any other similar state or local laws;

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

ix. any and all claims for breach of contract;

x. any and all claims in tort (including, but not limited to, any claims for defamation; libel; slander; misrepresentation; invasion of privacy; intentional or negligent infliction of emotional distress; assault and battery; negligent hiring, retention, and/or supervision; interference with contract or prospective economic advantage; wrongful termination or constructive discharge; breach of covenant of good faith and fair dealing; fraud; promissory or equitable estoppel; violation of public policy; unfair dismissal; or any other common law claim now or hereafter recognized);

xi. any and all claims for equitable relief, including reinstatement or injunctive relief;

xii. any and all claims for any type of damages, including but not limited to back pay, front pay, compensatory damages and punitive damages; and

xiii. any and all claims for attorney’s fees and costs.

Notwithstanding the foregoing, nothing contained in the Agreement shall be deemed to release, acquit or discharge any of the Releasees from: (a) any claims which cannot be released, acquitted, or discharged as a matter of law; (b) any claims to enforce the Agreement; (c) any claims to rights of defense, indemnification, or coverage under the Company’s directors and officers liability insurance or Company rights of indemnification or claims of contribution or advancement of expenses; or (d) any future conduct.

b.          By the Company.   In consideration for your releases and other undertakings set forth herein, the Company agrees, intending to be legally bound, to voluntarily and forever release and discharge you from any and all Claims, known or unknown, which the Company, and its directors, agents, successors or assigns ever had, now have or hereafter may have against you arising at any time heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof. Provided, however, notwithstanding anything contained herein to the contrary, such release shall not release or otherwise diminish any Claims, known or unknown, of any kind or nature whatsoever that the Company or any other person or entity may have: (a) arising under the Agreement; (b) arising out of any future conduct; (c) which cannot be released, acquitted, or discharged as a matter of law; (d) in connection with any derivative action which may be brought on behalf of the Company under applicable law;  (e) in connection with, related to, identified in, or referred to in any report, recommendation or finding whatsoever made by the Special Litigation Committee of the Board of Directors of the Company (described in the Form 12b-25 filed by the Company with the Securities and Exchange Commission (the “SEC”) on  February 11, 2019), or made by any other special litigation committee appointed by the Board of Directors of the Company in connection with or related to any demand made by a shareholder of the Company, or that any special litigation committee may recommend be brought against you; or (f) to recover the Overpayment.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

8.
Wage Claims. You represent that, as of the effective date of the Agreement, you are not aware of any facts or circumstances on which a claim under an applicable workers’ compensation act, the Fair Labor Standards Act, or any other similar state or local statute providing for fees in wage actions, or under applicable state minimum wage or wage payment laws, could be brought against the Company or any of the Releasees.  You acknowledge that, upon receipt of the payment of your regular wages from the date of the last Company payroll thorough the Separation Date,  you have been paid all wages due for hours actually worked.  You acknowledge that there are no other monies due or owing to you as of the date of the Agreement, and that you will not seek any further compensation from the Company or the Releasees.

9.
FMLA. You represent that, as of the effective date of the Agreement, you have received all leave under the Family Medical Leave Act, as amended (“FMLA”), and any other similar state or local statute, to which you believe you are entitled, and you are not aware of any facts on which a claim under the FMLA could be brought against the Company or any of the Releasees.

10.
Return of Company Property. As a condition precedent to the execution of the Agreement, except to the extent needed to perform the services set forth in Paragraph 3 above, you agree that you have returned to the Company all of its property either issued to you or now in your possession, including but not limited to, any Company credit cards, pagers and keys and access cards to the Company’s office, and shall immediately surrender to the Company any and all materials, documents, software, manuals or other records, in your possession or control, which include or contain any confidential information of or concerning the business or policies of the Company, and you will not retain or use any copies or summaries thereof (collectively “Company Property”). Upon completion of the services set forth in Paragraph 3 above, you agree to return any and all remaining Company Property in your possession, except for the actual phone number associated with the Company phone you will be returning to the Company, which mobile number (610-212-4476) the Company agrees it will transfer to you.

11.	Future Actions:

a.          Subject to the provisions of Paragraph 25 below, from and after the date hereof, you agree not to take any actions which are specifically intended to damage the business interests of the Company, or which reflect negatively on the Company, or their respective employees, directors, shareholders or agents, or use documents or other data obtained while in the employ of the Company, in a manner that interferes with or damages the Company’s reputation, purpose or employee relations.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

b.          Subject to the provisions of Paragraph 25 below, you agree that you will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to the Company and/or each of its respective directors, officers, executives, shareholders, management, employees, agents, and representatives concerning any action taken or statement made by any of them prior to the date of the Agreement. You further agree that you will refrain from engaging in any publicity or any other activity that damages or impairs, or could damage or impair, the business, goodwill or reputation of the Company and each of its respective directors, officers, executives, shareholders, management, employees, agents, or representatives concerning any action taken or statement made by any of them prior to the date of the Agreement. Your obligations under this sub-paragraph shall not apply to and nothing in this sub-paragraph shall restrict you from making, expressing, releasing, or encouraging any such statements in: (i) any legal action, claim, or proceeding, including but not limited to, any arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state or local court or governmental agency, department, board, body or arbitrator, or similar panel or body, (ii) any Special Litigation Committee for the Company; or (iii) compliance with or observance of any rule, law, regulation, decree, or order.

c.          Subject to the provisions of Paragraph 25 below, you covenant and agree that you shall not unlawfully (i) disrupt or (ii) interfere with the Company’s existing or prospective business relationships.

d.         From and after the date hereof, the Company agrees that it will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to you concerning any action taken or statement made by you prior to the date of the Agreement.  The Company further agrees that it will refrain from engaging in any publicity or any other activity that damages or impairs, or could damage or impair, your business, goodwill or reputation concerning any action taken or statement made by you prior to the date of the Agreement. However, nothing precludes the Company from making statements about you in connection with: (i) any legal action, claim, or proceeding, including but not limited to, any arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state or local court or governmental agency, department, board, body or arbitrator, or similar panel or body;  (ii) any special litigation committee  that is appointed by the Board of Directors of the Company; (iii) any internal investigation that is commenced or conducted by the Company or by its Board of Directors or by any committee thereof; or (iv) compliance with or observance of any rule, law, regulation, decree, or order. For purposes of this Sub-paragraph 11(d), the Company shall refer to the executive officers of the Company.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

12.
Cooperation.  On and after the Separation Date, you agree that you will reasonably cooperate with the Company,: (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority, as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company; (c) with respect to transition and succession matters; and (d) with respect to any threatened or pending litigation against or involving the Company and/or its Officers and Directors, including making yourself available for interviews with attorneys and for depositions, searching for, identifying and producing documents, electronic media and information, providing truthful testimony as a witness or in affidavits and participating in legal discovery at the request of the Company or its attorneys without the necessity of subpoenas or formal legal process. Your cooperation shall also include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel expenses, but not attorneys fees, which you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

13.
Standstill Agreement.  You will not do any of the following, directly or indirectly, without the prior written consent of the Company’s Board of Directors (“the Board”) for a period commencing on the Separation Date hereof and for two (2) years thereafter:

a.          acquire or seek to acquire, in the aggregate, more than ten percent (10%) of the then outstanding shares of either the common stock or preferred stock (the “Voting Securities”) of the Company;

b.          solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934 (the “Exchange Act”) or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any Voting Securities of the Company in opposition to the recommendation or proposal of the Board with respect to (i) the election of directors to the Board, (ii) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders, or (iii) the amendment of any provision of the Company’s Articles of Incorporation or By-laws;

c.          nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action that would require that notice to the Company be provided pursuant to Section 3.02 of the Company’s By-laws;

d.          seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation or other business combination that would be in opposition to the recommendation or proposal of the Board with respect thereto;

e.          seek to become an officer, a director or the Chairman of the Board of the Company or seek to remove any officer, director or general counsel of the Company;

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

f.           commence, encourage or support any derivative action in the name of the Company or any class action against the Company with respect to any facts or events relating to your resignation or the reasons therefor;

g.          knowingly take any action to (i) advise, assist, encourage or finance any person in connection with any of the foregoing, (ii) publicly suggest or announce a desire to engage in a transaction that would result in any of the foregoing, or (iii) waive, modify or amend any provision of this Paragraph 13; or

h.          make any comment on any bulletin board or other public medium in furtherance of any of the actions or matters referred to in subsections a. through g. above,  or encourage any other person to make any comment on any bulletin board or other public medium in furtherance of any of the actions or matters referred to in subsections a. through g. above.

Notwithstanding the foregoing, nothing in the Agreement shall prohibit or restrict you from: (i) voting any or all of your Voting Securities of the Company in your discretion;  (ii) complying with any disclosure or other obligations under the rules and regulations of the SEC or other securities laws; selling your shares of the Company’s stock.

14.
Remedies.  You acknowledge that any breach by you of the obligations set forth in Paragraph 6 hereof, and/or Sections 5 and 6 of the Employment Agreement, would substantially and materially impair and irreparably harm the Company’s business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that in the event of any breach or any threatened breach by you of any of the provisions of Paragraph 6 hereof, and/or Sections 5 and 6 of the Employment Agreement, then the Company shall be entitled, in addition to monetary damages or other remedies, to equitable relief, including injunctive relief.  The remedies granted to the Company in the Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.  You agree to waive any requirement for the security or posting of any bond in connection with such remedy. In the event that an action to enforce the Agreement or the Employment Agreement, or for the breach of any of the terms of the Agreement or the Employment Agreement, is brought by either party, it is agreed that the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and costs associated with the action. The parties further agree to submit to the jurisdiction of the Court of Common Pleas of Chester County, Pennsylvania, and the United States District Court for the Eastern District of Pennsylvania, and that venue in both of those courts is appropriate.

15.
No Admission.  The Agreement is not intended, and shall not be construed, as an admission that either you or the Company have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

16.
Waiver of Breach.  The waiver by the Company of a breach of any provision of the Agreement by you shall not operate or be construed as a waiver of any other or subsequent breach by you of such or any other provision.

17.
Severability. Should any provision of the Agreement be held invalid or illegal, such illegality shall not invalidate the whole of the Agreement but rather, the Agreement shall be construed as if it did not contain the invalid or illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

18.
Merger Clause and Effect. The Agreement embodies the complete understanding and agreement between the parties hereto concerning termination of your employment and supersedes any and all prior agreements, understandings, negotiations and discussions between the parties, oral or written, express or implied relating to wages and benefits and the terms of your separation from employment. Nothing in the Agreement abrogates your duties, obligations and restrictions under any prior agreement with the Company, or as set forth in the Company’s Employee Manual. The Agreement shall be binding upon and inure to the benefit of our respective heirs, assigns, successors, and personal representatives. Except to the extent expressly preserved herein, the provisions of the Employment Agreement are no longer binding on the Company and are hereby deemed null and void subsequent to the date hereof.

19.
Taxes.  Notwithstanding any provision of the Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by the Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

20.	Choice of Law. The Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules.

21.	Consultation with Attorney. This will confirm that the Company has advised you to consult with an attorney prior to your execution of the Agreement.

22.	Future Causes of Action. You understand that you do not waive rights or claims that may arise after the date the Agreement is executed.

23.
Legal Proceedings.  You represent and warrant that as of the date of the Agreement, you have no complaints, charges or grievances filed or pending internally with any court or governmental entity in which the Company is named, including, but not limited to, any complaint with the Department of Labor, Securities and Exchange Commission, Internal Revenue Service, Department of Justice, Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, alleging violations of any anti-discrimination statute, the Sarbanes Oxley Act, or any other securities or tax laws or any professional ethics rules, or asserting any claims released herein.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

24.	No Prior Assignment. You represent and warrant that you have not assigned or otherwise transferred any interest in any claim that you may have against the Company or any of the Releasees.

25.
Government Agencies and Legal Proceedings Brought by Others. Nothing in the Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. You further agree and covenant that should you or any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceedings against the Company, its successors, assigns, trustees, directors, officers, employees and agents involving any matter occurring at any time in the past, you will not seek or accept any personal relief in such civil action, suit or proceeding. You further understand that the Agreement does not limit your ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. The Agreement does not limit your right to receive an award for information provided to any Government Agencies. In the event that you exercise these rights, you shall request that any involved agency refrain from making the Company’s confidential and/or proprietary information publicly available.

26.
Indemnification of You.  The Company hereby agrees that you are entitled to use any applicable directors and officers liability insurance or Company rights of indemnification or claims of contribution or advancement of expenses, subject to the Company’s rights to reimbursement thereunder or therefor if you are found liable in a manner foreclosing insurance coverage or requiring the reimbursement of advanced expenses.

27.
Effective Date.  You have twenty-one (21) days from the date of the receipt of the Agreement to sign. If you choose not to accept the offer within such period, it is automatically withdrawn and of no further force or effect. If you choose to sign it, you will have an additional seven (7) days following the date of your signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. To revoke the Agreement, you must send a certified letter to the attention of Amy Goldberg, USA Technologies, Inc., 100 Deerfield Lane, Suite 300, Malvern, PA 19355, along with a fax to her attention (610-989-0771). The letter must be postmarked and faxed within seven (7) days of your execution of this letter. If the Agreement is revoked, its provisions are of no force and effect, however, your employment will have previously been terminated effective the Separation Date. On the eighth (8th) day after the date of your signature, the Agreement is final and not revocable.  If you do not timely sign this letter, or if you sign and subsequently timely revoke this letter, you will not receive the payments and benefits described in Paragraph 2 hereof.

28.
Successors and Assigns.  All the terms and provisions of the Agreement and shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors and assigns of each of the parties hereto.  You may not assign either the Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the Company. The Company may assign the Agreement.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

29.	Headings. The paragraph headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

30.
Notices.  All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of the Agreement shall be in writing and shall be deemed to have been given when delivered by: email; and delivered either via (a) hand delivery (with written confirmation of receipt), or (b) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below (with written confirmation of receipt):

If to the Company:

USA Technologies, Inc.
Suite 300
100 Deerfield Lane
Malvern, PA 19355
Attn: Stephen P. Herbert, Chief Executive Officer
Email: sherbert@usatech.com

with a copy to:
Douglas M. Lurio, Esquire
Lurio & Associates, P.C.
Suite 3120, One Commerce Square
2005 Market Street
Philadelphia, PA 19103
Email: dlurio@luriolaw.com

If to you:

Michael K. Lawlor
131 Lisa Drive
Paoli, PA 19031
Email: mklawlor61@gmail.com

with a copy to:
Julie Merritt Pacaro, Esquire
Andrew Moore & Associates, LLC
1132 Old York Road
Abington, PA 19001
Email:    jpacaro@moore4law.com

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this paragraph.

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

31.
Execution of Agreement. The Agreement may be executed and delivered (including by facsimile, .pdf or similar electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

This will confirm that the Company intends to publicly disclose this Agreement and intends to file a Form 8-K with the SEC which would report the entering into this Agreement (and attach a copy of this Agreement as an exhibit thereto) within four (4) business days following the execution and delivery of this Agreement.

If you agree with the terms as set forth above, please sign below, indicating your understanding and agreement.

SIGNATURE PAGE FOLLOWS

Separation Agreement, Release and Consulting Services Agreement between Michael K. Lawlor and USA Technologies, Inc.

UNDERSTOOD AND AGREED TO BY:

USA Technologies, Inc.

By: /s/ Stephen P. Herbert	/s/ Michael K. Lawlor / 3/25/19
Stephen P. Herbert,	Michael K. Lawlor / Date
Chief Executive Officer

/s/ Jennifer Weber Whitaker / 3/25/19
Witness to Lawlor Signing / Date

Jennifer Weber Whitaker
(Witness Printed Name)

Exhibit A

Resignation Letter

Mr. Michael K. Lawlor
131 Lisa Drive
Paoli, PA 19031

March 22, 2019

USA Technologies, Inc.
100 Deerfield Lane
Suite 300
Malvern, PA 19355

To the Corporate Secretary of USA Technologies, Inc.:

I hereby resign from all positions held by me in USA Technologies, Inc. (the “Company”) and each and every subsidiary or affiliate thereof,  effective on March __, 2019. This will confirm that (i) I have not served as Chief Services Officer of the Company since January 13, 2019, and (ii) I am not resigning as a result of any disagreement with the Company, its management, or its Directors on any matter relating to the operations, policies, or practices of the Company.

Sincerely,

Michael K. Lawlor